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EX - 99.5 - Update Letter to Shareholders from Chairman and President/CEO dated
November 12, 2001


                                                               November 12, 2001


Dear EUROTECH, Ltd. Shareholders,

In light of the tragic events that occurred in our nation on September 11th and the resulting economic and market uncertainties, we wanted to give you a Company update by this letter.

After meeting with current and prospective customers, management does not expect the terrorist acts to delay current development plans or commercialization of our technologies. In fact, some of our market opportunities are expected to grow as funding is becoming available for a variety of products where our technologies can be applied to enhance homeland safety and security.

While Eurotech is progressing on its corporate strategy, the Company's management has focused on bringing together all of Eurotech's corporate resources to deliver its most promising technologies into the marketplace - radiation-resistant EKOR(TM), radioactive fixative RAD-X, non-intrusive ground survey EMR/AC(TM), non-isocyanate polyurethane HNIPU(TM), and its encryption technology. Each of these technologies exhibits qualities with the potential to be "disruptive" in the marketplace and the capability to become a leading product in its respective market. Limited revenues from delivery of some of these technologies have already begun to take place.

EKOR(TM) and RAD-X have been demonstrated in the last few months at certain Department of Energy ("DOE") nuclear weapon complex sites as an innovative solution for managing nuclear waste. Revenue flow from the sales of the EKOR(TM) and RAD-X products from small-scale DOE projects has begun. Following initial small-scale projects we have submitted proposals to DOE contractors that management believes could lead to multi-million dollar contracts. The 2002 DOE budget for environmental management is again over $6 billion. The Company is also actively pursuing commercial non-nuclear applications of EKOR(TM) in the construction industry. A teaming agreement for this use of EKOR(TM) is very likely in 2002. Management believes that revenues from this market opportunity can be substantial.

Eurotech has licensed EMR/AC(TM) as a complimentary technology to EKOR(TM), and together they can provide life cycle management services to nuclear environmental cleanups projects. For example, EMR/AC(TM) can identify a leaking tank of liquid waste, EKOR(TM) can seal the leak, and EMR/AC(TM) can monitor the migration of the remaining contaminants in the subsoil and ground water. The Company is marketing these technologies to DOE contractors with numbers of active proposals submitted and under consideration. The outcome of these proposals should be known shortly and management believes they will be will very positive.

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The Company has established two major divisions, which are moving steadily forward. The Nuclear and Environmental Technology Solutions division is supporting nuclear and non-nuclear applications of EKOR(TM) and RAD-X. The Advanced Performance Materials division has brought HNIPU(TM) to the point of commercialization, and the Company is in negotiations with multiple large corporate entities for worldwide licensing/royalty revenue agreements in the coatings and foam segments of the $40 billion worldwide polyurethane market.

As a result of the tragedy of September 11th a new focus has been established on technologies that can counter the threat of terrorism here in the United States and worldwide. Eurotech's encryption technology may provide a unique and significant capability to secure communications. The Company is in discussions with appropriate United States entities formalizing agreements and sponsorship to deliver its secure communications products to the market. The Company has also recently announced that its ACTM technology is capable of non-intrusively detecting plastic explosives. EKORTM is being promoted as a complementary method of protecting our nuclear waste sites from possible acts of terrorism today.

As reported in our last SEC filing, we are concluding a $1 million private placement and as disclosed before, we are pleased to announce that we will be closing on the first part of a new financing of $2.5 million that is in final negotiation. The Company has reduced its burn rate by approximately 50 percent as part of its overall plan to reduce overhead expenses until additional revenues are achieved.


Thank you for your support,


By: /s/ Chad A. Verdi          By: /s/ Don V. Hahnfeldt
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Chad A. Verdi, Chairman / Don V. Hahnfeldt, President & CEO

For additional information about Eurotech and its technologies visit the Company website www.eurotechltd.com.

Certain information and statements included in this release constitute "forward-looking statements" within the meaning of the Federal Privates Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the company to be materially different from any future results, performance, or achievements expressed or implied in such forward-looking statements.